EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Morgan Stanley Dean Witter & Co. (the "Registrant") on Form S-8 relating to the Dean Witter START Plan (Saving Today Affords Retirement Tomorrow) of our reports dated January 23, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 1997 (which make reference to the audit of Morgan Stanley Group Inc. as of November 30, 1996 and for the fiscal years ended November 30, 1996 and 1995 by other auditors).


/s/ Deloitte & Touche LLP

New York, New York
September 3, 1998